Letter from Life Partners Holdings, Inc.’s CEO Regarding
Wall Street Journal Article

WACO, TX — December 21, 2010

Dear Investors,

This morning, the Wall Street Journal ran an article that, in our view, provided a misleading depiction of some of our business practices and appeared to be based on anecdotal or incomplete information and the self-serving criticisms of some of our competitors.  We would like to set the record straight.

One of the focal points of this article was the system utilized by Life Partners to obtain estimates of life expectancies (“LE”).  According to the article, a higher-than-expected number of insureds are exceeding the LEs on policies purchased through Life Partners Holdings, Inc.’s operating subsidiary, Life Partners, Inc. (“LPI”).  However, as trade publications have reported, this phenomenon has been experienced throughout the life settlement industry and is not exclusive to LPI.  The one factor in a life settlement transaction that can be controlled and adjusted is the discount at which the policy is acquired.  Unlike other companies, LPI calculates sensitivity of return utilizing LE to set a reasonable premium escrow amount, and does not rely exclusively upon LE as the primary factor for profitability. LPI only purchases policies that are economically feasible, under both predicted circumstances as well as in the event the insured outlives their LE by a number of years.

LPI also provides its clients with analytical tools that can be applied to any policy being considered for purchase, so that the breakeven point can be determined.  This refocuses the key element of profitability from LE accuracy to the discount to face amount.  Few if any LPI clients are able to acquire interests in a large enough universe of policies to recreate statistical mortality tables.  Therefore, statistical probabilities should not be considered to be the principal predictive factor with respect to potential returns.  Instead, each life settlement transaction is structured with the goal of achieving the purchaser’s target return and at a minimum, a positive return even if the insured outlives their LE prediction.  In that way, the purchaser has the potential for superior returns, but also has a safety margin in the event that the LE for any or all policies is exceeded.

Further, as the article fails to note, the vast majority of purchasers acquire fractional interests in a number of policies, which provides them with risk diversification.  While the LE for some of those policies may be exceeded, the purchaser may receive the proceeds on others significantly prior to their LE timeframe.  It is the overall return on the funds that each purchaser dedicates to the purchase of policies that matters, not just the selected policies on which LE may have been exceeded.

The Wall Street Journal article also raises unwarranted issues regarding LPI’s fee structure. During the past fiscal year, LPI’s net income as a percentage of the face amount of policies that were the subject of life settlements arranged by LPI was approximately 11%. This amount is borne by the sellers of the policies as a discount to the price that they would otherwise receive if they were able to negotiate with a willing purchaser or group of purchasers directly. The discount at which LPI prices most policies allows for investors to achieve positive returns even when a policy is held for 12 years, including premium payments.

By purchasing policies at a significant discount to face value, LPI provides an opportunity for purchasers to both preserve principal and achieve a modest return, even if the LE is exceeded by five to seven years.

As always, we are continually reviewing our processes and operations with an eye toward providing even greater value to our investors and purchaser clients. We believe investors who are looking for long-term growth in an alternative asset class will continue to recognize the value that life settlement transactions bring to both the purchasers and the sellers of these policies.

Brian Pardo

CEO/Chairman of Life Partners Holdings, Inc.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 126,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling approximately $2.7 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G
FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@ LPHI.com

Visit our website at: www.lphi.com

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